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EXHIBIT 15




The Board of Directors and Shareholders
Tidewater Inc.




We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 33-63094, No. 33-38240, No. 333-32729, No. 333-47687 and No. 333-
66054) of Tidewater Inc. of our report dated October 17, 2001 relating to the unaudited condensed consolidated interim financial statements of Tidewater Inc. that are included in its Form 10-Q for the quarter ended September 30, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.






                                                 Ernst & Young LLP



New Orleans, Louisiana
October 17, 2001

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